Exhibit 2.1b

First Amendment to

the Limited Liability Company Operating Agreement of

PRC Equity Fund I, LLC

a Nevada limited liability company

Pursuant to the authority of the Nevada Limited Liability Company Act (the “Act”) and the Limited Liability Company Operating Agreement of PRC Equity Fund I, LLC, a Nevada limited liability company (the “Company), dated May 22, 2024 (the “Operating Agreement” or “Agreement”), the undersigned, being the manager of the Company (the “Manager”) holding the requisite power and authority to enact this First Amendment to the Agreement (this “Amendment”) pursuant to the written resolution of the Members under the Agreement, hereby enacts this First Amendment to the Limited Liability Company Operating Agreement of PRC Equity Fund I, LLC:

1.	Certain Definitions. The following definitions enumerated in Section 1.1 of the Agreement are hereby added or amended and restated as follows:

“Asset Management Fee” means a fee paid to Manager by Company for the management of and administration associated with all Company assets. The Manager shall receive a fee equal to two percent (2%) of the gross revenue of the Company, paid monthly.

“Conversion Date” means the first day of the first month following the date that is twenty-four (24) months after the date of the final closing of the Company’s Regulation A securities offering of Class A Units, or such earlier date as may be determined in the sole discretion of the Manager.

“Disposition Fee” means a fee paid to Manager upon the sale of a Company Property. Upon the sale of a Property, the Manager shall receive a fee of two percent (2%) of the real property asset sale price, including upon liquidation of the Company or the sale of all or substantially all of the Company’s assets, which shall be paid to Manager at closing of the sale of such Property.

“Preferred Return” means a cumulative, non-compounding annual return of 10% calculated monthly on each Class A Member’s then Unreturned Capital Contribution. The Preferred Return shall continue to accrue until paid from Net Cash Flows after the Conversion Date, if at all, not more frequently than monthly. The Preferred Return is not guaranteed, meaning that the Preferred Return will not be paid for any particular monthly period if the Company does not have sufficient capital available to pay it or if the Manager, in its sole discretion, determines that it is in the best interests of the Company to retain such funds. Any Preferred Return deficiencies will accrue and roll over to the following month. The Preferred Return allocation is payable from Net Cash Flow only and does not extend to Net Capital Proceeds. However, Preferred Return deficiencies that accrue may be distributed from Net Capital Proceeds from time to time in the discretion of the Manager.

“Unrecovered Capital Contribution” [intentionally omitted]

“Unreturned Capital Contribution” shall mean a Member’s aggregate Capital Contributions minus any return of capital pursuant to this Agreement.

First Amendment to
the Limited Liability Company Operating Agreement of
PRC Equity Fund I, LLC

2.	Capital Accounts. Section 5.2(b) is hereby amended and restated in its entirety as follows:

(b)	decreased by (i) the amount of capital returned to the Member by the Company (including the amount of such Member’s individual liabilities that are assumed by the Company other than in connection with contribution of property to the Company), (ii) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that under Code §752 such Member is considered to assume or take subject to), (iii) allocations to the Member of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to capital account, and (iv) allocations to the Member of Company loss and deduction (or item thereof).

3.	Distributions. Section 8.1.1 is hereby amended and restated in its entirety as follows:

Subject to the reasonably anticipated business needs and opportunities of the Company, taking into account all debts, liabilities and obligations of the Company then due, working capital and other amounts which the Manager deems necessary for the Company’s business or to place into reserves for customary and usual claims with respect to such business, and subject also to any restrictions under applicable law (including, without limitation, any obligation to withhold and remit any amounts to any governmental authority), the Manager shall distribute the Net Cash Flow to the Members in such amounts and at such times as determined by the Manager in its sole discretion which distributions, if made, shall not be more frequently than monthly, but shall be in accordance with the Preferred Allocation outlined in Exhibit “1”. The Manager may return Capital Contributions and/or distribute Net Capital Proceeds at such times and in such amounts as the Manager deems advisable in its sole discretion.

4.	Distributions Upon Liquidation. Section 11.2.1(ii) is hereby amended and restated in its entirety as follows:

(ii)	Second, to the Members, pro-rata in accordance with their Unreturned Capital Contributions until such Capital Contributions have been returned in full;

5.	Preferred Allocations and Distributions. Exhibit “1” to the Agreement is hereby amended and restated in its entirety as follows:

Exhibit “1”

Preferred Allocations and Distributions

A.	Return of Capital Before the Conversion Date

Before the Conversion Date, the Manager shall cause to be made a return of each Class A Member’s Initial Capital Contributions at a rate of no less than 1/12 of 10% of such Member’s Initial Capital Contribution each month. For clarity, such return of capital shall reduce each Member’s Unreturned Capital Contributions without reducing the accrued but unpaid Preferred Return to date.

First Amendment to
the Limited Liability Company Operating Agreement of
PRC Equity Fund I, LLC

B.	Preferred Allocations and Distributions from Net Cash Flow After the Conversion Date

After the Conversion Date, all distributions, if any, to Class A Members will be made in such amounts and at such times as determined by the Manager in its sole discretion and shall not be disbursed more frequently than monthly. Any actual distributions will follow approximately ten (10) days following the conclusion of the calendar month. After the Conversion Date, Net Cash Flow shall be distributed as follows:

●	First, one hundred percent (100%) of Net Cash Flow shall be paid to Class A Members pro-rata until they receive an amount equal to their accrued but unpaid Preferred Return on their respective Unreturned Capital Contributions.

●	Second, seventy percent (70%) of Net Cash Flow shall be paid to the Class A Members, with the remaining thirty percent (30%) of Net Cash Flow paid to the Class B Members.

C.	Preferred Allocations and Distributions from Capital Transaction Events

Net Capital Proceeds from a Capital Transaction Event may, in the discretion of the Manager, except upon the sale of all or substantially all of the assets of the Company, be distributed to the Members. In the event of any such distribution, the net proceeds thereof shall be allocated and distributed as follows:

●	First, one hundred percent (100%) of Net Capital Proceeds shall be paid to Class A Members pro-rata until they receive an amount equal to their accrued but unpaid Preferred Return.

●	Second, one hundred percent (100%) of Net Capital Proceeds shall be paid to the Class A and Class B Members pro-rata until their respective Unreturned Capital Contributions have been reduced to zero dollars ($0.00).

●	Third, seventy percent (70%) of Net Capital Proceeds shall be paid to the Class A Members, with the remaining thirty percent (30%) of Net Capital Proceeds to be paid to the Class B Members.

[signature page follows]

First Amendment to
the Limited Liability Company Operating Agreement of
PRC Equity Fund I, LLC

IN WITNESS WHEREOF, the Manager has executed this amendment effective _____________________.

PRC, Incorporated

By:
Charles Williams, CEO

First Amendment to
the Limited Liability Company Operating Agreement of
PRC Equity Fund I, LLC